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Exhibit 10.37

TRANSITION AGREEMENT AND WAIVER OF CLAIMS

        This Transition Agreement and Waiver of Claims ("Agreement") is made between QRS Corporation ("QRS") and John S. Simon ("Simon") as of May 15, 2002 (the "Effective Date").

        WHEREAS, Simon has been employed by QRS;

        WHEREAS, QRS and Simon have mutually agreed that Simon will terminate his employment on the date set forth herein;

        NOW, THEREFORE, in consideration of the mutual promises made herein, QRS and Simon (collectively referred to as "the Parties") hereby agree as follows:

        1.    Resignation.    Simon hereby acknowledges that he has submitted his resignation from all offices and positions he holds with QRS (and any affiliated entities), including, without limitation, his employment as Executive Vice President of Customer and Market Development, effective as of June 30, 2002 (the "Resignation Date"), and QRS has accepted his resignation.

        2.    Employment Terms.

          (a)    Employment Term; At-Will Employment.    Simon's employment with QRS pursuant to this Agreement shall continue through the earlier of the Resignation Date or the termination of employment by QRS or Simon (the "Termination Date"). Simon and QRS understand and acknowledge that Simon's employment with QRS during the Transition Period (as defined below) constitutes "at-will" employment, and thus, Simon's employment with QRS will be for no specified term and may be terminated by Simon or the Company at any time with or without cause.

          (b)    Position and Duties.    During the period from the date hereof through the Termination Date (the "Transition Period"), Simon shall continue to serve as executive vice president of customer and market development of QRS and shall, in such capacity, report directly to QRS' senior vice president of global sales (the "SVP Global Sales"). Simon's duties shall be designated by the SVP Global Sales and shall be performed in the manner specified by the SVP Global Sales. Simon shall diligently, and to the best of his ability, perform all duties incident to his position, and devote the time, attention, and effort to the business and affairs of QRS necessary to perform each of the tasks designated by the SVP Global Sales, and shall use his best efforts to promote the interests of QRS.

          (c)    Salary.

            (i)  During the Transition Period and Simon's employment with QRS, QRS shall pay Simon a salary at a rate equal to his current base salary, or Twenty-Four Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($24,166.67) per month ("Base Salary"), less all applicable taxes, withholdings and deductions, to be paid in accordance with QRS' standard payroll policy. Simon shall not be eligible to receive any bonus for the Transition Period.

          (ii)  If QRS terminates Simon prior to the Resignation Date for any reason other than a material breach of this Agreement by Simon or willful misconduct by Simon that could have a detrimental effect on QRS, QRS shall pay Simon for the period from the date of termination through the Resignation Date at a rate of Twenty-Four Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($24,166.67) per month, less all applicable taxes, withholdings and deductions, in accordance with QRS' regular payroll practices.

          (d)    Stock Options and Restricted Stock Awards.

            (i)  During the Transition Period, the outstanding options to purchase shares of Common Stock of QRS granted to Simon, a complete list of which is set forth on Exhibit A-1 hereto (the "Options"), shall continue in force and effect as provided in the applicable stock option agreements and under QRS' 1993 Stock Option/Stock Issuance Plan, except as modified herein.

  Simon and QRS agree that the vesting of Options shall not accelerate upon the termination of Simon's employment, regardless of the circumstances. No Options shall vest after the Termination Date. QRS agrees that Simon shall have through and including December 31, 2002 in which to exercise all Options that are vested as of the Termination Date.

          (ii)  During the Transition Period, the restricted stock awards granted to Simon, a complete list of which is set forth on Exhibit A-2 hereto (the "Restricted Stock"), shall continue force and effect as provided under QRS' Restricted Share Aware Program, except as modified herein. Upon the completion of Simon's employment through the Resignation Date, 5,833 additional shares of Restricted Stock (the "June 30 Restricted Stock"), which amount is scheduled to vest on October 31, 2002, shall accelerate to vest on June 30, 2002. If QRS terminates Simon prior to the Resignation Date for any reason other than material breach of this Agreement or willful misconduct by Simon that could have a detrimental effect on QRS, the June 30 Restricted Stock shall accelerate to vest on the Termination Date. Simon and QRS agree and acknowledge that other than the acceleration of the June 30 Restricted Stock as set forth herein, the vesting of Restricted Stock shall not accelerate upon the termination of Simon's employment, regardless of the circumstances.

          (e)    Termination of Employment Agreement.    Simon agrees that QRS has no further obligations to him under the Employment Agreement, dated September 22, 2001 (the "Employment Agreement") and attached hereto as Exhibit B.

        3.    Severance and Outplacement Counseling.    In consideration for the release, covenants and agreements by Simon provided herein and subject to the execution of a Waiver of Claims in the form attached hereto as Exhibit C after the Termination Date and such Waiver of Claims becoming effective and enforceable, QRS agrees, among other things, to pay Simon the amount of $253,750.02 (the "Severance Payment"), less applicable taxes, withholdings and deductions, in accordance with QRS' regular payroll practices. Simon agrees that QRS may withhold from these payments any amounts QRS is required to withhold and pay to any government entity in connection with any Restricted Stock received by Simon. QRS shall pay the Severance Payment to Simon within fifteen (15) days after it receives the original Waiver of Claims described in this paragraph duly executed by Simon. In addition, QRS agrees to provide Simon with up to two hours per week of outplacement counseling for a 90-day period commencing on the Termination Date through Mr. Joe Murphy of Geodesic Consulting, Inc. If Simon desired to avail himself of the outplacement counseling, he should contact Mr. Murphy at (415) 828-9500 directly. Geodesic Consulting will bill QRS directly for its services.

        4.    Health Coverage.    Simon's existing coverage under QRS' group health (and, if applicable, the existing group health coverage for Simon's eligible dependents) ceases effective as of the Termination Date. QRS will pay Simon's cost of group health coverage under COBRA through December 31, 2002. On or before the Termination Date, Simon shall be entitled to convert his existing life insurance policy in the amount of $1,000,000 to his personal name. Simon shall be solely responsible for the costs of such policy from and after the conversion of such policy to his personal name.

        5.    Covenants.    Simon agrees that:

          (a)  For a period of one (1) year following the Termination Date, Simon agrees that he will not, without the prior approval of the CEO, directly or indirectly, through any other individual or entity, solicit, entice or induce any employee of QRS to cease his or her employment with QRS or any independent contractor to QRS to terminate his, her or its relationship with QRS, and he will not approach any such employee or independent contractor for any such purpose or authorize the taking of any such action by any other individual or entity.

          (b)  Simon acknowledges that monetary damages may not be sufficient to compensate QRS for any economic loss that may be incurred by reason of Simon's breach of the foregoing covenants. Accordingly, in the event of such breach, QRS will, in addition to the cessation of the severance benefits provided under this Agreement and any remedies available to QRS under the law, be entitled to obtain equitable relief in the form of an injunction precluding Simon from continuing to engage in such breach.

        6.    Proprietary Information.    Simon acknowledges that due to the position he has occupied and the responsibilities he has had at QRS and in connection with his continued employment as set forth herein, he has received, and will receive, confidential information concerning QRS' procedures, customers, sales, prices, contracts, and the like. Simon hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by QRS concerning QRS' products and procedures, the identities of QRS' customers, QRS' sales, QRS' prices, the terms of any of QRS' contracts with third parties, and the like that have been maintained in confidence by QRS.

Simon specifically confirms that he will continue to comply with the terms of the Confidentiality and Noncompetition Agreement (the "Confidentiality Agreement"), dated January 7, 1991, between Simon and PRJ& (a predecessor to QRS), which agreement Simon and QRS agree and confirm has been assigned to QRS, and that the Confidentiality Agreement will survive this Agreement and remain in full force and effect. Simon shall return all QRS property and confidential and propriety information in his possession to QRS on or before the Termination Date.

Simon agrees that a violation by him of the obligations in this Paragraph 6 will constitute a material breach of this Agreement.

        7.    Non Disparagement.    Simon agrees not to disparage QRS and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns in any manner likely to be harmful to them or their business, business reputation or personal reputation. QRS agrees not to disparage Simon in any manner likely to be harmful to him or his business, business reputation or personal reputation. Nothing in this paragraph shall preclude QRS or Simon from making fair and truthful statements in the course of any future competition between them.

        8.    Waiver of Claims.    Simon agrees that in consideration for the benefits described in Paragraphs 3 and 4 above and elsewhere in this Agreement, to which but for this Agreement Simon would not otherwise be entitled, Simon, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases QRS and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns from, and waives and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date hereof including, without limitation,

          (a)  any and all claims relating to or arising from Simon's employment relationship with QRS and the termination of that relationship;

          (b)  any and all claims relating to, or arising from, Simon's right to purchase, or actual purchase of shares of stock of QRS, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c)  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

          (d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

          (e)  any and all claims for violation of the federal, or any state, constitution;

          (f)    any and all claims arising out of any laws and regulations relating to employment or employment discrimination; and

          (g)  any and all claims for attorneys' fees and costs.

Simon agrees that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement nor does it abrogate the rights of Simon, as applicable, pursuant to California Labor Code Section 2802. Nothing contained in this Agreement shall alter or affect Simon's right to insurance coverage under any applicable directors and officers policy or any other insurance policy maintained by QRS. Simon acknowledges and agrees that any breach of this Paragraph shall constitute a material breach of this Agreement. The prevailing party in any proceeding (a) enforcing the obligation under this Paragraph, including the bringing of any suit to recover the monetary consideration, or (b) defending against a claim or suit brought or pursued by Simon in violation of this Paragraph shall be entitled to recover its costs and reasonable attorneys' fees incurred in connection with such action.

        9.    Acknowledgement of Waiver of Claims under ADEA.    Simon acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Simon and QRS agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Simon acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Simon was already entitled. Simon further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the Parties to revoke this Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to Leonard Stein, Senior Vice President, General Counsel and Corporate Secretary at QRS, 1400 Marina Way South, Richmond, CA 94804, by close of business on the seventh (7th) day from the date that Simon signs this Agreement.

        10.    Civil Code Section 1542.    Simon represent that he is not aware of any claims against QRS other than the claims that are released by this Agreement. Simon acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Simon, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

        11.    No Pending or Future Lawsuits.    Simon represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against QRS or any other person or entity referred to herein. Simon also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against QRS or any other person or entity referred to herein.

        12.    Confidentiality.    Simon agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Separation Information"). Simon agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Separation Information. Simon agrees to take precaution to disclose Separation Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Separation Information.

        13.    Assistance.    Except to the extent that Simon may engage in good faith competition with QRS in the future, Simon agrees he will not act in any manner willfully to damage the business of QRS. Simon agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against QRS and/or any officer, director, employee, agent, representative, shareholder or attorney of QRS, unless under a subpoena or other court order or process to do so. Further, Simon will cooperate fully by participation in and/or attendance at any and all investigations, depositions or other proceedings involving QRS arising in whole or part from any event or occurrence that took place prior to the Termination Date, whether related or not to anything done or not done by Simon in his capacity as a manager, officer, director, employee or agent of QRS. QRS shall reimburse Simon for the reasonable out-of-pocket costs that Simon incurs in providing QRS with the cooperation set forth in this paragraph.

        14.    Breach.    In the event Simon materially breaches any of the terms and conditions of this Agreement, including, but not limited to, the obligations in Paragraphs 2, 5, 6, 7 and 12, Simon's entitlement to all benefits to Simon under Paragraphs 2 and 3 shall cease immediately and the then outstanding Options shall cease to be exercisable and shall immediately terminate.

        15.    No Admission of Liability.    Simon understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by QRS, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgement or admission by QRS of any fault or liability whatsoever to Simon or to any third party.

        16.    Costs.    The Parties hereto shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement. In the event of any action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

        17.    Arbitration.    The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released shall be subject to binding arbitration, to the extent permitted by law, in a neutral location to be agreed by the parties, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. If the parties are unable to agree upon a neutral location within ten (10) days after a written demand for arbitration made by one party to the other, then the arbitration hearing shall take place in Chicago, Illinois. Simon agrees and hereby waives his right to jury trial as to matters arising out of the terms of this Agreement and any matters herein released to the extent permitted by law. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

        18.    Authority.    Simon represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

        19.    No Representations.    Simon represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

        20.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        21.    Entire Agreement.    This Agreement and the Confidentiality Agreement represent the entire agreement and understanding between QRS and Simon concerning Simon's separation from QRS, and supersede and replace any and all prior agreements and understandings concerning Simon's relationship with QRS and his compensation by QRS, including the Employment Agreement.

        22.    Interpretation.    In the event of a conflict between the terms of this Agreement and any other agreement between QRS and Simon, this Agreement will control.

        23.    No Oral Modification.    This Agreement may only be amended in writing signed by Simon and the CEO of QRS.

        24.    Governing Law.    This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

        25.    Effective Date.    This Agreement is effective eight (8) days after it has been signed by the Parties hereto.

        26.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        27.    Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties hereto acknowledge that:

          (a)  They have read this Agreement;

          (b)  They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c)  They understand the terms and consequences of this Agreement and of the releases it contains;

          (d)  They are fully aware of the legal and binding effect of this Agreement.

        28.    Remedies.    No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or equity.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

QRS CORPORATION
Dated: June 7, 2002	By	/s/ JACK C. PARSONS, JR.
John Simon, an individual
Dated: May 26, 2002	By	/s/ JOHN SIMON

EXHIBIT A-1

Stock Options

See Attached

PERSONNEL SUMMARY

AS OF 5/15/02

SSN is equal to [omitted]

Name	ID	Option Number	Option Date	Plan/Type	Shares	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
Simon, John S.	[Omitted]	00000267	10/8/90	1990/NQ	18,000	$0.166667	18,000	18,000	0	0	0	0
		00000283	5/15/91	1990/NQ	12,000	$0.166667	12,000	12,000	0	0	0	0
		00000292	1/1/93	1990/NQ	30,000	$1.666667	30,000	30,000	0	0	0	0
		00000298	4/16/93	1990/NQ	60,000	$3.500000	60,000	60,000	0	0	0	0
		00000371	7/22/94	1993/NQ	16,875	$6.913333	16,875	16,875	0	0	0	0
		00000372	7/22/94	1993/ISO	5,625	$6.916667	5,625	5,625	0	0	0	0
		00000413	12/18/95	1993/NQ	32,874	$12.166667	22,500	32,874	0	0	10,374	10,374
		00000414	12/18/95	1993/NQ	3,126	$12.166667	0	3,126	0	0	3,126	3,126
		00000457	12/23/96	1993/NQ	37,500	$19.333333	0	37,500	0	0	37,500	37,500
		00000573	12/24/97	1993/NQ	75,000	$21.166667	0	75,000	0	0	75,000	75,000
		00000574	12/24/97	1993/NQ	75,000	$21.166667	0	75,000	0	0	75,000	75,000
		00000843	10/16/98	1993/ISO	17,222	$17.416667	0	15,069	0	2,153	17,222	15,069
		00000844	10/16/98	1993/NQ	42,779	$17.416667	0	37,431	0	5,348	42,779	37,431
		00002067	7/26/01	1993/NQ	100	$15.850000	0	0	0	100	100	0
Account: Simon, John S.					426,101		165,000	418,500	0	7,601	261,101	253,500

					426,101		165,000	418,500	0	7,601	261,101	253,500

EXHIBIT A-2

Restricted Stock

Date of Award	No. of Shares Covered	Vested Shares as of Date of this Agreement	Unvested Shares as of Date of this Agreement
January 3, 2001	35,000	17,499	17,501

EXHIBIT B

Employment Agreement

[QRS LETTERHEAD]

September 22, 2001

John Simon
3047 Lenox Road #2206
Atlanta, GA 30324

Dear John,

        As part of QRS' management succession planning and the company's planning process for 2002 and beyond, and as a result of our discussions, it is with pleasure that I confirm our verbal offer for your continued employment with QRS Corporation. The following summarizes our offer:

POSITION

        You will retain overall corporate responsibility as Chief Executive Officer until such time as the Board appoints your successor as CEO. Upon the hiring of that person, it is the Board's intention that you would relinquish your position as CEO and assume the role and title of Executive Vice president—Strategy and Business Development, with the same terms and conditions governing your compensation and benefits in that new position. You are an elected member of the Board of Directors and you will attend Board and Board Committee meetings as required.

REPORTING TO

        Peter R. Johnson, Chairman of the Board while CEO and the President and CEO when you assume the role of EVP—Strategy and Business Development.

LOCATION

        Atlanta, Georgia

MISSION STATEMENT

        As a key executive of QRS, you should ensure continued focus on the long-term mission of QRS:

  •
  QRS pioneers and delivers business intelligence, technology and services that improve profitability for trading partners in the global retail supply chain.

  •
  QRS enables these trading partners to increase revenue, decrease cost of sales and improve the return on sales by up to 5 percentage points.

  •
  QRS products and services ensure the right product, at the right price, is in the right place, at the right time.

  •
  QRS gets it right, all the time and in every way.

        In addition, you will have as continuing, significant responsibility the development and maintenance of QRS' management process and promotion of and adherence to its core values among its associates.

KEY OBJECTIVES

        As a key executive of QRS, your focus in 2002 should be on successfully addressing the critical issues facing QRS. The following specific objectives have been agreed between us:

  A.
  Actively participate in the search and selection of the successor CEO, and upon the hiring of that person, help ensure their success with an open and efficient transition, including providing them with the benefit of your customer, market, product, and company contacts and insights.

  B.
  Ensure QRS values, mission, and management process are understood and accepted ensuring commitment to, and appropriate growth of these components of the QRS culture and process, including the effective integration of these mission, values and management process within QRS and its various units and locations.

  C.
  Ensure the timely development and implementation an effective strategic and annual planning process including the development of market and customer based three-year strategic plans, critical issue based 2002 operating plan and budgets, and the achievement of agreed upon growth and profitability levels.

  D.
  Ensure that QRS continues to transform itself into a first-class market driven and performance measured organization at all levels.

  E.
  Ensure the continued and growing satisfaction of our key customers across all geography and sectors, with particular attention to North American GMA.

  F.
  Ensure the successful expansion of QRS markets and channels through the development of productive relationships with targeted key customers, industry associations, and alliance partners.

  G.
  Ensure that QRS' product strategy is congruent with identified customer needs and market opportunities, and that the products, their pricing and promotion, correctly position QRS to best exploit those needs and opportunities for the current year and for the long term.

  H.
  Support the Board in its consideration of and implementation of strategic options that maximize shareholder value including but not limited to:

  a)
  Organic growth from current markets and products accelerated by new, internally funded extensions of markets and products and optionally, minor acquisitions, and

  b)
  A major acquisition to bring significant growth and increased valuation to the company, in a targeted strategic area, including any necessary external investment to maintain sufficient control and liquidity for QRS shareholders, or

  c)
  Sale of the company to a strategic acquirer so as to better ensure completion of the QRS mission and strategy while maximizing shareholder value and minimizing risk.

ANNUAL COMPENSATION

        Your annual compensation will be administered by me while CEO, and then administered by the President and CEO when you assume the role of EVP—Strategy and Business Development. In any event it will be reviewed by the Compensation Committee of the Board of Directors.

  •
  Your base compensation will continue to be $290,000 per year for 2001.

  •
  In addition, your targeted annual incentive compensation will continue to be $217,500 or 75% of your base compensation for 2001.

  •
  Therefore, the annual total target compensation (base plus incentive at 100% of plan) shall continue to be $507,500 for 2001.

        Your compensation, including incentives, will be reviewed in the first quarter of 2002 and each year thereafter (unless there is a change in objectives, locations, etc., in which case it will be reviewed at that time), to ensure that it continues to be equitable, appropriate to the location and provide appropriate incentives and support to the agreed objectives.

REIMBURSEMENT

        QRS will reimburse you for all business expenses reasonably incurred by you in the performance of your duties hereunder. You will adhere to QRS' travel and entertainment polices and procedures, submit expense reports with appropriate vouchers, receipts, and other substantiation of such expenses within thirty (30) days after they are incurred and you should expect prompt reimbursement.

ANNUAL INCENTIVE COMPENSATION COMPONENTS

1.
General Corporate Financial Objectives (80%)- Incentive compensation payment is subject to the achievement of the Company's overall financial objectives as defined by the 2001 Plan as approved by the Board of Directors. Should the Company not achieve these financial objectives, incentive compensation will be subjectively determined based upon your performance against your objectives and the Company's determination as to available incentive compensation funding.

A.
Achieve $162.8 million in QRS Revenue (40%)- Paid at year-end on a pro rata basis from a minimum of 95% of plan and linearly thereafter with results to 105% of plan. The payout rate doubles on revenue performance over 105% of plan. There is a maximum payout of $250,000 on this incentive for 2001.

B.
Achieve $22.2 million in QRS Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) (40%)—Paid at year-end on a pro rata basis from a minimum of 95% of plan and linearly thereafter with results to 105% of plan. The payout rate doubles on earnings performance over 105% of plan. There is a maximum payout of $250,000 on this incentive for 2001.
2.
Personal Strategies and Objectives (20%)—Incentive compensation payment is subject to fulfillment of your specific objectives as CEO. While specific objectives have been noted above to measure your performance for incentive compensation, such measurements assume the overall performance of you and your direct reporting organization in the achievement of Company responsibilities, customer services levels, employee satisfaction and turnover, and the support of overall Company objectives, including the timely and efficient retention of your successor CEO and the evolution of your role to EVP—Strategy and Business Development.

LONG TERM INCENTIVES

        As an officer of QRS, on January 2, 2001, you were entitled to convert certain of your stock options into restricted QRS stock. For your stock options converted into restricted shares, the restricted shares will have the same provisions as your original stock options (i.e. change of control protection, etc.), with the exception of a different vesting schedule as outlined in your Restricted Stock Agreement. The Board of Directors may grant you more stock options in the future with the approval of the Compensation Committee. The details of your current stock option grants and restricted stock are attached.

BENEFITS

        In addition to the benefits available to all QRS associates as defined in the Employee Handbook; as an Officer you are provided with additional benefits as follows:

        Life Insurance—The Company shall purchase and maintain in effect additional term life insurance for you with a death benefit of $1,000,000.00 with beneficiary to be designated by yourself. You will have the option of continuing this additional term life insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you. At your option, you may choose to cancel or convert this coverage to your personal name in which case the company will increase your annual salary by the previous years annual costs of the term life insurance purchased specially for you by QRS.

        Disability Insurance—The Company shall purchase and maintain in effect disability insurance sufficient to provide you with an income equal to 66% of your base compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

        Liability Insurance—The Company shall purchase and maintain in effect sufficient Officer's liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgments arising from your legal exercise of your duties as an Officer of QRS, including any actions filed after you cease your duties as an Officer or in the event of the termination of your employment. The Company shall also provide in its bylaws as full indemnification for you as a QRS officer to the maximum extent permissible under Delaware law.

TERMINATION AND SEVERANCE

        This position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause, with or without notice.

        For the period ending October 2002, in the event your employment is terminated without cause, you will become entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination. In addition, your QRS stock options and restricted shares will become fully vested. After that initial period (i.e., after October 2002), in the event your employment is terminated without cause, you will become entitled to twelve (12) months of severance pay equal in the aggregate to your base compensation and benefits at the level in effect at the time of your termination. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

        For purposes of this agreement, termination "for cause" shall mean a termination of your employment for any of the following reasons: (1) your failure to substantially perform the material duties of your position with the Company after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed those duties and which provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary obligations as an officer of the Company, (3) your failure to follow in a material respect the reasonable policies or directives established on an employee-wide basis by the Company, after written notice to you indicating the policies or directives with which you are not in material compliance, (4) any willful misconduct on your part having a material detrimental effect on the Company or (5) any unauthorized activity on your part which creates a material conflict of interest between you and the Company after you have been provided with a reasonable opportunity to refrain from that activity.

CHANGE OF CONTROL BENEFITS

A.
Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company's 1993 Stock Option/Stock Issuance Plan) and either (i) your employment is subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, then you will be entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction or Change in Control. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

B.
Except to the extent otherwise provided in paragraph C below, should a Corporate Transaction or Change in Control occur during your period of employment with the Company, then (i) all of your outstanding options will, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options, whether or not those options are to be assumed or replaced with a cash incentive program, and those accelerated options may be exercised for all or any portion of the option shares as fully vested shares; and (ii) all of your unvested shares of QRS stock will immediately vest at the time of such Corporate Transaction or Change in Control.

C.
However, the following limitation will be in effect for (i) all of your unvested shares of QRS stock and (ii) any unvested options which are to be assumed by the successor entity (or parent company) or otherwise continued in effect or which are to be replaced with a cash incentive program which preserves the spread existing at the time of such Corporate Transaction or Change in Control on any shares for which your options are not otherwise at that time exercisable (the excess of the fair market value of those shares over the exercise price):

    The accelerated vesting of those unvested shares and options will be limited to the extent and only to the extent necessary to assure that the parachute payment attributable to the accelerated vesting of those shares and options would not constitute an excess parachute payment under Internal Revenue Code Section 280G(b).

  To the extent one of more of your options or unvested shares do not vest on an accelerated basis upon a Corporate Transaction or Change in Control by reason of such limitation, those options will continue to become exercisable in accordance with the original exercise schedule indicated in the respective grant notices for those options, and those unvested shares will continue to vest in accordance with the original vesting schedule set forth in the applicable Restricted Stock Agreements. However, should either (i) your employment be terminated without cause or (ii) you resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, at the time of such Corporate Transaction or Change in Control or within twenty four (24) months thereafter, then each of your outstanding options, to the extent not otherwise fully exercisable at that time, shall automatically accelerate and become immediately exercisable for all the option shares and may be exercised for any or all of those shares as fully vested shares at any time prior to the expiration or sooner termination of the option term. In addition, all of your unvested shares will immediately vest upon such a termination of employment or resignation.

D.
Any of your options which are assumed by the successor entity (or parent company) in the Corporate Transaction or are otherwise continue in effect following the Change in Control transaction shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to you in the consummation of such Corporate Transaction or Change in Control had the options been exercised immediately prior to such event. Appropriate adjustments shall also be made to the option prices payable per share, provided the aggregate option prices payable shall remain the same.

EMPLOYMENT AT WILL

        Your employment in the position of CEO and your subsequent employment as Executive Vice President of Strategy and Business Development will remain an Employment At Will. This means that your position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause and with or without notice. If any contrary representation has been made to you, this letter supersedes it. Neither subsequent agreement contrary to this nor any amendment to this term can be made unless it is in writing and signed by both of us and copied to the Chairman of the Compensation Committee.

        I trust the above meets your approval. However, should you have any questions or concerns, you should not hesitate to contact either Garth Saloner or myself. For our part we look forward, with tremendous enthusiasm, to you joining QRS and our ongoing relationship.

Sincerely,

/s/ PETER R. JOHNSON Peter R. Johnson Chairman of the Board

        I accept this ongoing position with QRS Corporation on these terms and conditions on the terms above and understand and agree that it supersedes any other agreement, written or oral, I may have with QRS with respect to employment or compensation by QRS including salary, incentive, options, termination and severance.

/s/ JOHN SIMON John Simon, CEO	9/27/01 Date

c.c.: Garth Saloner—Chairman of the Compensation Committee

EXHIBIT C

Supplemental Waiver of Claims

        I, John S. Simon, agree as follows:

          1.    Waiver of Claims. In consideration for the benefits described in the Transition Agreement and Waiver of Claims dated as of May 15, 2002, I, on behalf of myself and each of my heirs, family members, executors and assigns, hereby fully and forever releases QRS and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns from, and waives and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date hereof including, without limitation,

            (a)  any and all claims relating to or arising from my employment relationship with QRS and the termination of that relationship;

            (b)  any and all claims relating to, or arising from, my right to purchase, or actual purchase of shares of stock of QRS, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

            (c)  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

            (d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

            (e)  any and all claims for violation of the federal, or any state, constitution;

            (f)    any and all claims arising out of any laws and regulations relating to employment or employment discrimination; and

            (g)  any and all claims for attorneys' fees and costs.

  I agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement nor does it abrogate my rights, as applicable, pursuant to California Labor Code Section 2802. Nothing contained in this Agreement shall alter or affect my right to insurance coverage under any applicable directors and officers policy or any other insurance policy maintained by QRS. I agree that any breach of this Paragraph shall constitute a material breach of the Transition Agreement and Waiver of Claims dated as of May 15, 2002 between QRS Corporation and me. The prevailing party in any proceeding (a) enforcing the obligation under this Paragraph, including the bringing of any suit to recover the monetary consideration, or (b) defending against a claim or suit brought or pursued by me in violation of this Paragraph shall be entitled to recover its costs and reasonable attorneys' fees incurred in connection with such action.

          2.    Acknowledgement of Waiver of Claims under ADEA.    I acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. This waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that (a) I should consult with an attorney prior to executing this Agreement; (b) I have twenty-one (21) days within which to consider this Agreement; (c) I have seven (7) days following the execution of this Agreement by the Parties to revoke this Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to Leonard Stein, Senior Vice President, General Counsel and Corporate Secretary at QRS Corporation, 1400 Marina Way South, Richmond, CA 94804, by close of business on the seventh (7th) day from the date that I sign this Agreement.

          3.    Civil Code Section 1542.    I represent that I am not aware of any claims against QRS other than the claims that are released by this Agreement. I acknowledge that I have been advised by legal counsel and am familiar with the provisions of California Civil Code Section 1542, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

  I, being aware of said code section, agrees to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

          4.    No Representations.    I represent that I have had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Supplemental Waiver of Claims. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

          5.    Governing Law.    This Supplemental Waiver of Claims shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

          6.    Effective Date.    This Supplemental Waiver of Claims is effective eight (8) days after it has been signed.

/s/ JOHN S. SIMON John S. Simon	Date: July , 2002

QuickLinks

TRANSITION AGREEMENT AND WAIVER OF CLAIMS
EXHIBIT A-1 Stock Options
EXHIBIT A-2 Restricted Stock
EXHIBIT B Employment Agreement
EXHIBIT C Supplemental Waiver of Claims